UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 4, 2012
(Date of earliest event reported)

Warren Resources, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, 34th Floor, New York, New York 10036
(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers

On October 4, 2012, Michael R. Quinlan, a Director of Warren Resources, Inc. (the “Company”), informed the Board of Directors that he was retiring from his position as a Director of the Company, effective immediately.

Prior to Mr. Quinlan’s retirement from the Company’s Board of Directors (the “Board”), he had served as Lead Director, a member and Chairman of the Corporate Governance Committee and as a member of the Compensation Committee of the Board. Mr. Quinlan’s retirement from the Board was for personal reasons and was not tendered in connection with any disagreement with the Company on any matter. Mr. Quinlan had served as a member of the Board since 2002.

The Company noted that Mr. Quinlan has made significant contributions to the growth and progress of the Company and it sincerely appreciates all that he has done for Warren Resources. The Company further noted that Mr. Quinlan leaves as a friend of the Company and it wishes him all the best.

Mr. Len DeCecchis, an independent Director since 2006, has been appointed to the Corporate Governance Committee and Mr. James M. McConnell, an independent Director since 2007, has been appointed to the Compensation Committee. Additionally, Mr. Dominick D’Alleva, a Director since 1992, has been appointed Lead Director of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 5, 2012

WARREN RESOURCES, INC.
(Registrant)

By:	/s/ David E. Fleming
David E. Fleming
Senior Vice President, General Counsel and Secretary